Pricing Supplement No. 0197 Dated June 30, 1998       Rule 424(b)(2)
(To Prospectus dated December 19, 1996 and            File number:  333-13811
Prospectus Supplement dated January 8, 1998)


Senior Medium-Term Notes, Series G
Due Nine Months or More From Date of Issue

Principal Amount:                                    $ 200,000,000.00
Price to Public:                                              12.6930%
Commission or Discount:                                        0.4275%

Agent:                            Merrill Lynch & Co., as Agent

Original Issue Date:              July 17, 1998

Stated Maturity Date:             July 17, 2028

Cusip #:                          63858R-FD-8

Form:                             Book entry only

Interest Rate:                    0%

Yield to Maturity:                7% per annum compounded semi-annually

Interest Payment Dates:           Accrued original issue discount will be
                                  paid upon maturity or upon the redemption of the Notes, with such redemption being at the option of the Corporation (as explained below).

Discount Note?                    No

The Notes are "original issue discount notes" issued at a discount from the principal amount payable at the Stated Maturity Date. The accretion of such original issue discount must be included in the gross income of the holder for United States federal income tax purposes prior to the receipt of the cash payments to which such income is attributable. There will not be any periodic payments of interest on the Notes.

United States Taxation: A prospective investor should refer to the discussion set forth in the Prospectus Supplement under "United States Taxation;" the discussion below supplements the information under "United States Taxation" in the Prospectus Supplement.

The effective date of the Final Withholding Regulations has generally been extended over one year to payments made after December 31, 1999.

The definition of a trust included as a "United States person" has been modified in the case of trusts in existence on August 20, 1996. See IRS Notice 98-25. A United States person includes a trust for which one or more United States persons have the authority to control all substantial decisions and for which a court of the United States can exercise primary supervision over the trust's administration.

Other Provisions: Notwithstanding any other provision contained in the Notes, if an Event of Default arises and is continuing and principal is declared due and payable, principal with respect to the Notes shall mean the issue price plus that portion of accrued original discount attributable to the Notes for the period from the original issue date to the date of such acceleration.

May the Notes be redeemed by the Corporation prior to maturity?  Yes
(See below).

May the notes be repaid prior to maturity at the option of the holder?  No

The Corporation may redeem the Notes upon at least 30 days' prior notice in whole, but not in part, on or after July 17, 2008, and on each January 17th and July 17th occurring thereafter at a redemption price equal to the principal amount of the Notes multiplied by the Redemption Percentage in the table below. (See table below).

Date                     Redemption
                         Percentage
-----------             -----------
07-17-08                  25.256
01-17-09                  26.140
07-17-09                  27.055
01-17-10                  28.002
07-17-10                  28.982
01-17-11                  29.997
07-17-11                  31.047
01-17-12                  32.133
07-17-12                  33.258
01-17-13                  34.422
07-17-13                  35.627
01-17-14                  36.874
07-17-14                  38.164
01-17-15                  39.500
07-17-15                  40.882
01-17-16                  42.313
07-17-16                  43.794
01-17-17                  45.327
07-17-17                  46.913
01-17-18                  48.555
07-17-18                  50.255
01-17-19                  52.014
07-17-19                  53.834
01-17-20                  55.718
07-17-20                  57.669
01-17-21                  59.687
07-17-21                  61.776
01-17-22                  63.938
07-17-22                  66.176
01-17-23                  68.492
07-17-23                  70.889
01-17-24                  73.371
07-17-24                  75.939
01-17-25                  78.596
07-17-25                  81.347
01-17-26                  84.194
07-17-26                  87.141
01-17-27                  90.191
07-17-27                  93.348
01-17-28                  96.615
07-17-28                 100.000